Exhibit 99.1

Tribune Media Sells Baltimore Property for $46.5 Million

CHICAGO, Dec. 22, 2014—Tribune Media Company (NYSE: TRCO) today announced that it has sold its property at 300 East Cromwell Street in Baltimore, Maryland, to a qualified buyer for a price of $46.5 million. The net proceeds of the transaction, after deduction of transaction costs and taxes, are expected to be approximately $30 million. The transaction closed on Friday, December 19, 2014.

The property at 300 East Cromwell Street is approximately 60 acres in size and includes the printing facility for the Tribune Publishing-owned Baltimore Sun, which has a long-term lease for the facility. The facility and parking occupy roughly 23 acres of the property and the remaining property, totaling 37 acres, is undeveloped.

“We continue to take a disciplined but opportunistic approach to creating value with our significant portfolio of real estate assets,” said Peter Liguori, Tribune Media’s President and Chief Executive Officer. “This sale underscores our strategy to manage, maximize, and monetize our real estate assets and creates value for our shareholders.”

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Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching more than 50 million households, national entertainment network WGN America, available in 71 million households, Tribune Studios, and Gracenote, one of the world’s leading sources of TV and music metadata powering electronic program guides in televisions, automobiles and mobile devices. Tribune Media also includes Chicago’s WGN-AM, the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds other strategic investments in media. For more information please visit www.tribunemedia.com.

Media Contact: Christa Robinson Chief Communication Officer 212/210-2794 (office) christa@tribunemedia.com	Investor Relations Contact: Donna Granato VP/Corporate Finance and Investor Relations 212/210-2703 (office) dgranato@tribunemedia.com